For Immediate Release
November 4, 2010

For further information contact
Richard J. Jarosinski
President and Chief Executive Officer
Portec Rail Products, Inc.
(412) 782-6000, ext. 4230

Press Release

Portec Rail Products, Inc. Reports 2010 Third Quarter and Nine Month Operating Results (unaudited)

Pittsburgh, PA, - November 4, 2010 - Portec Rail Products, Inc. (NASDAQ Global Market -“PRPX”) today announced unaudited net income of $1,241,000 or $0.13 per share for the three months ended September 30, 2010, and $2,562,000 or $0.27 per share for the nine months ended September 30, 2010.  Results for the three and nine months ended September 30, 2010 include charges of $0.09 and $0.43 per share for expenses related to the proposed merger with L.B. Foster Company, which was announced on February 17, 2010. These amounts compare to unaudited net income of $2,023,000 or $0.21 per share, and $5,362,000 or $0.56 per share, for the three and nine months ended September 30, 2009, respectively.  Net sales for the three months ended September 30, 2010 increased 14.9% to $27.9 million compared to $24.3 million for the same period in 2009.  Net sales for the nine months ended September 30, 2010 increased 14.6% to $83.7 million compared to $73.0 million for the same period in 2009. Average basic and diluted shares outstanding were 9.6 million for all periods presented.

Richard J. Jarosinski, President and Chief Executive Officer said, “Excluding merger-related costs incurred this year, our financial results reflect solid performances from nearly all of our product groups.  Our track component, load securement and non-rail United Kingdom material handling product groups have made significant contributions this year while our friction management and wayside data management product groups continue to have solid performances.”

Mr. Jarosinski concluded, “While the global railway industry conditions in 2010 are not yet what they were prior to the beginning of the economic downturn that began in late 2008, certain market sectors continue to show positive signs for increased railcar loadings and infrastructure investment. Our financial performance this year combined with our record backlog at the end of the third quarter, are signs of continued investment in the rail transportation industry, which we believe will be able to support a rebounding economy over time.”

Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products, railway wayside data collection and data management systems and load securement systems.  The Company’s largest business unit, the Railway Maintenance Products Division, operates a manufacturing and assembly plant in Huntington, West Virginia, an engineering and assembly facility in Dublin, Ohio (Salient Systems), and is also headquartered in Pittsburgh.  The Company also has two Canadian subsidiaries, one of which is headquartered near Montreal with a manufacturing operation in St. Jean, Quebec and the other headquartered in Vancouver, British Columbia that is a technology and manufacturing facility (Kelsan Technologies).  In addition, the Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois.  The Company also manufactures railway products and material handling equipment in the United Kingdom with operations in Leicester, England and Sheffield, England.  Portec Rail Products, Inc.’s web site address is www.portecrail.com.

The foregoing information contains forward-looking statements.  The Company cautions that such statements are subject to a number of uncertainties.  The Company identifies below important factors that could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  In particular, the Company’s future results could be affected by a variety of factors, such as customer demand for our products; competitive dynamics in the North American and worldwide railroad and railway supply industries; capital expenditures by the railway industry in North America and worldwide; the development and retention of sales representation and distribution agreements with third parties; fluctuations in the cost and availability of raw materials and supplies; currency rate fluctuations; and exposure to pension liabilities.  Additional cautions regarding forward-looking statements are provided in the Company’s Form 10-K for the year ended December 31, 2009 under the heading “Cautionary Statement Relevant to Forward-looking Statements.”  The Company does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Portec Rail Products, Inc.
Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)

Net sales	$27,906	$24,285	$83,663	$72,979
Cost of sales	18,985	15,849	55,915	48,674
Gross profit	8,921	8,436	27,748	24,305

Selling, general and administrative	6,581	5,411	21,565	16,271
Amortization expense	313	283	929	806
Operating income	2,027	2,742	5,254	7,228

Interest expense	62	64	185	217
Other expense/(income), net	143	37	414	(83)
Income before income taxes	1,822	2,641	4,655	7,094
Provision for income taxes	581	618	2,093	1,732

Net income	$1,241	$2,023	$2,562	$5,362

Earnings per share – basic and diluted	$0.13	$0.21	$0.27	$0.56

Average shares outstanding – basic	9,603,444	9,602,029	9,602,763	9,602,029
Average shares outstanding - diluted	9,617,065	9,602,029	9,613,632	9,602,029

Consolidated Condensed Balance Sheets
(In thousands)

	September 30	December 31
	2010	2009
	(Unaudited)	(Audited)
Assets
Current assets	$55,929	$48,267
Property, plant and equipment, net	9,558	10,260
Goodwill and other intangibles, net	42,419	42,970
Other assets	591	1,045
Total assets	$108,497	$102,542

Liabilities and Shareholders’ Equity
Current liabilities	$25,079	$19,157
Other liabilities and long-term debt obligations	16,162	17,637
Shareholders’ equity	67,256	65,748
Total liabilities and shareholders’ equity	$108,497	$102,542